Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2024 THIRD QUARTER RESULTS

•
Q3 2024 Sales were $457 million, an increase of 8.8% over Q3 2023 sales of $420 million (8.3% increase in constant currency).
•
Q3 2024 GAAP diluted EPS of $0.49 compared to Q3 2023 GAAP diluted EPS of $0.45.
•
Q3 2024 adjusted diluted EPS of $0.47, compared to Q3 2023 adjusted diluted EPS of $0.38.
•
Full year 2024 results expected to be at the lower end of guidance ranges and to benefit from lower tax rates.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2024	2023	% Change	2024	2023	% Change

Net Sales	$456.5	$419.5	8.8%	$1,429.2	$1,331.5	7.3%
Net sales change in constant currency			8.3%			7.2%
Operating Income	52.5	43.6	20.4%	177.2	167.7	5.7%
Net Income	39.8	38.7	2.8%	126.3	123.9	1.9%
Diluted net income per common share	$0.49	$0.45	8.9%	$1.52	$1.45	4.8%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$52.9	$42.8	23.6%	$179.0	$167.6	6.8%
As a % of sales	11.6%	10.2%		12.5%	12.6%
Adjusted Net Income	38.3	32.5	17.8%	125.9	118.2	6.5%
Adjusted diluted net income per share	$0.47	$0.38	23.7%	$1.51	$1.38	9.4%

STAMFORD, Conn. October 21, 2024 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2024 results including net sales of $457 million and adjusted diluted EPS of $0.47 per share.

CEO and President Tom Gentile said, “Hexcel saw 9% growth in total revenue year over year, driven by a robust 17% growth in commercial aerospace. Year-to-date commercial aerospace is now up 14%. Air traffic continues to grow post pandemic leading to record demand for aircraft that use Hexcel lightweight materials, but supply chain challenges in the global aerospace industry continue to delay planned production rate increases at our major customers. Our customers are currently indicating that production rates will increase in 2025. We will continue to monitor our cost and labor training position to meet those projected production rate increases as schedules firm.”

Mr. Gentile continued, “Whereas the overall aerospace supply chain seemed to be recovering in late-2023, new challenges and shortages have developed as 2024 has progressed. As our business is impacted by the near-term slowing of previously planned production rate ramps by our key customers, we now expect FY 2024 sales and adjusted EPS to be at the lower end of our 2024 guidance ranges and will benefit from lower tax rates. Further, given recent developments, the assumptions for future production rates that were the basis for our mid-term guidance for the three-year period 2024-2026 provided in February 2024 are no longer valid. We are therefore withdrawing our previously issued mid-term guidance and will provide guidance for 2025, with our Q4 earnings in January.”

Mr. Gentile concluded: “Our longer-term growth outlook remains robust, driven by the ongoing recovery of commercial aerospace production to meet historically strong backlogs. Hexcel lightweight materials are also in demand for military aerospace and next generation commercial aircraft that seek composite lightweighting to reduce fuel consumption, increase range, and decrease carbon emissions. We are continuing to focus on execution and cash generation. We see compelling value in our business and repurchased another $50 million of Hexcel common stock in the third quarter bringing the year-to-date total to $252 million.”

Markets

Sales in the third quarter of 2024 were $456.5 million compared to $419.5 million in the third quarter of 2023.

Commercial Aerospace

•
Commercial Aerospace sales of $295.9 million for the third quarter of 2024 increased 17.5% (17.0% in constant currency) compared to the third quarter of 2023. Airbus programs, which represent the largest portion of Hexcel sales, drove the sales growth including the A350 and A320neo. Boeing 787 sales, which represent about half of Hexcel’s sales to Boeing, also increased, whereas 737 MAX sales decreased modestly. Other Commercial Aerospace increased 9.1% for the third quarter of 2024 compared to the third quarter of 2023 led by latest-generation business jet sales.

Space & Defense

•
Space & Defense sales of $128.2 million were relatively unchanged (0.9% lower in constant currency) for the quarter as compared to the third quarter of 2023. Strength in Sikorsky CH-53K and Black Hawk was offset by lower Bell V-22 sales and softer Space sales with launchers, satellites and rocket motors all lower.

Industrial

•
Total Industrial sales of $32.4 million in the third quarter of 2024 decreased 16.5% (17.3% in constant currency) compared to the third quarter of 2023 due to declines in all sub-markets.

Consolidated Operations

Gross margin for the third quarter of 2024 was 23.3% compared to 21.8% in the third quarter of 2023. As a percentage of sales, selling, general and administrative expenses for the third quarter of 2024 was 8.7% compared to 8.4% for the third quarter of 2023. R&T expenses as a percentage of sales was 3.0% for the third quarter of 2024 compared to 3.2% for the third quarter of 2023. Adjusted operating income in the third quarter of 2024 was $52.9 million or 11.6% of sales, compared to $42.8 million, or 10.2% of sales in 2023. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 10 basis points in the third quarter of 2024 compared to the third quarter of 2023.

Year-to-Date 2024 Results

Sales for the first nine months of 2024 were $1,429.2 million compared to $1,331.5 million, a 7.3% increase from the same period in 2023.

Commercial Aerospace (64% of YTD sales)

•
Commercial Aerospace sales of $915.9 million increased 14.4% (14.3% in constant currency) for the first nine months of 2024 compared to the first nine months of 2023. Growth was led by both the A350 and 787 and the A320neo. Sales were down nominally for 737 MAX. Sales were down nominally for the 737 MAX. Other Commercial Aerospace increased 5.8% for the first nine months of 2024 compared to the same period in 2023, supported by latest-generation business jet sales.

Space & Defense (28% of YTD sales)

•
Space & Defense sales of $406.2 million increased 3.5% (3.4% in constant currency) for the first nine months of 2024 as compared to the first nine months of 2023. Key program growth including F-35, CH-53K, Black Hawk and European military helicopter programs was partially offset by the winding down of V-22 production and lower satellite and civilian helicopter sales.

Industrial (8% of YTD sales)

•
Total Industrial sales of $107.1 million in the first nine months of 2024 decreased 22.6% (22.8% in constant currency) compared to the first nine months of 2023 as all sub-markets declined.

Consolidated Operations

Gross margin for the first nine months of 2024 was 24.6% compared to 24.8% in the prior year period. As a percentage of sales, selling, general and administrative for the first nine months of 2024 was 9.0% compared to 9.2% for the first nine months of 2023. R&T expenses as a percentage of sales for the first nine months of 2024 was 3.1% compared to 3.0% for the first nine months of 2023. Adjusted operating income for the first nine months of 2024 was $179.0 million or 12.5% of sales, compared to $167.6 million or 12.6% of sales in 2023. Other operating expense (income) for the first nine months of 2024 and 2023 included restructuring costs and the first nine months of 2023 included a pre-tax net gain of $0.8 million from the sale of a facility in Windsor, Colorado. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points in the first nine months of 2024 compared to the first nine months of 2023.

Cash and other

•
Net cash provided by operating activities in the first nine months of 2024 was $127.3 million, compared to $98.1 million for the first nine months of 2022. Working capital was a cash use of $93.1 million for the first nine months of 2024 and a use of $112.1 million for the comparable period in 2023. Capital expenditures on a cash basis were $68.4 million for the first nine months of 2024 compared to $94.4 million for the same period in 2023, which included approximately $38 million for the purchase of the land and building at the Hexcel Amesbury, Massachusetts facility. Net cash used for investing activities for the nine months ended September 30, 2023 included net proceeds of $10.3 million received from the sale of a facility in Windsor, Colorado. Free cash flow was $58.9 million in the first nine months of 2024 compared to $3.7 million in the first nine months of 2023. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $59.6 million and $88.7 million for the first nine months of 2024 and 2023, respectively.
•
The Company used $50.4 million to repurchase shares of its common stock during the third quarter of 2024 and 252.2 million during the first nine months of 2024. The aggregate remaining authorization under the share repurchase program as of September 30, 2024, was $234.9 million.

•
As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share payable to stockholders of record as of November 1, 2024, with a payment date of November 8, 2024.

2024 Guidance

•
Sales of $1.90 billion to $1.98 billion (unchanged)
•
Adjusted diluted earnings per share of $2.02 to $2.18 (unchanged)
•
Free cash flow of around $200 million (unchanged)
•
Capital expenditures less than $100 million (unchanged)
•
Effective tax rate of approximately 19%. (reduced from 22%)

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Hexcel will host a conference call at 10:00 a.m. ET, on October 22, 2024 to discuss third quarter 2024 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/273321724 TThe event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX or Boeing 787 on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including, our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2024 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX or the Boeing 787; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions and inflation; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, such as sanctions; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2024	2023	2024	2023
Net sales	$456.5	$419.5	$1,429.2	$1,331.5
Cost of sales	350.0	327.9	1,077.9	1,001.4
Gross margin	106.5	91.6	351.3	330.1
% Gross Margin	23.3%	21.8%	24.6%	24.8%

Selling, general and administrative expenses	39.8	35.4	128.7	121.9
Research and technology expenses	13.8	13.4	43.6	40.6
Other operating expense (income)	0.4	(0.8)	1.8	(0.1)
Operating income	52.5	43.6	177.2	167.7
Interest expense, net	8.5	7.8	23.1	26.4
Income before income taxes, and equity in earnings of affiliated companies	44.0	35.8	154.1	141.3
Income tax expense (benefit)	4.2	(0.7)	27.8	22.5
Income before equity in earnings of affiliated companies	39.8	36.5	126.3	118.8
Equity in earnings from affiliated companies	-	2.2	-	5.1
Net income	$39.8	$38.7	$126.3	$123.9

Basic net income per common share:	$0.49	$0.46	$1.53	$1.46

Diluted net income per common share:	$0.49	$0.45	$1.52	$1.45

Weighted-average common shares:
Basic	81.5	84.6	82.6	84.6
Diluted	82.1	85.6	83.3	85.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2024	2023
Assets
Cash and cash equivalents	$98.2	$227.0
Accounts receivable, net	258.6	234.7
Inventories, net	376.0	334.4
Contract assets	35.5	25.1
Prepaid expenses and other current assets	59.7	43.0
Total current assets	828.0	864.2

Property, plant and equipment	3,270.5	3,195.5
Less accumulated depreciation	(1,612.9)	(1,516.8)
Net property, plant and equipment	1,657.6	1,678.7

Goodwill and other intangible assets, net	247.7	251.3
Investments in affiliated companies	5.0	5.0
Other assets	124.0	119.3
Total assets	$2,862.3	$2,918.5

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.1
Accounts payable	124.2	159.1
Accrued compensation and benefits	95.6	75.7
Accrued liabilities	80.1	81.0
Total current liabilities	300.0	315.9

Long-term debt	805.1	699.4
Retirement obligations	32.7	42.6
Other non-current liabilities	135.0	144.1
Total liabilities	$1,272.8	$1,202.0

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 111.5 shares issued at September 30, 2024 and 110.8 shares issued at December 31, 2023	$1.1	$1.1
Additional paid-in capital	964.1	936.8
Retained earnings	2,257.8	2,168.7
Accumulated other comprehensive loss	(53.9)	(74.1)
	3,169.1	3,032.5

Less – Treasury stock, at cost, 30.5 shares at September 30, 2024 and 26.7 shares at December 31, 2023	(1,579.6)	(1,316.0)
Total stockholders' equity	1,589.5	1,716.5
Total liabilities and stockholders' equity	$2,862.3	$2,918.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2024	2023

Cash flows from operating activities
Net income	$126.3	$123.9
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	93.0	93.2
Amortization related to financing	0.3	0.5
Deferred income taxes	(4.4)	(12.3)
Equity in earnings from affiliated companies	-	(5.1)
Stock-based compensation	19.3	18.3
Restructuring expenses, net of payments	0.4	(4.1)
Impairment of assets	-	1.7
Gain on sale of assets	-	(0.8)

Changes in assets and liabilities:
Increase in accounts receivable	(19.7)	(15.8)
Increase in inventories	(37.5)	(33.2)
Increase in prepaid expenses and other current assets	(20.8)	(9.4)
Decrease in accounts payable/accrued liabilities	(15.1)	(53.7)
Other - net	(14.5)	(5.1)
Net cash provided by operating activities (a)	127.3	98.1

Cash flows from investing activities
Capital expenditures (b)	(68.4)	(94.4)
Proceeds from sale of assets	-	10.3
Proceeds from sale of investments	-	2.5
Net cash used for investing activities	(68.4)	(81.6)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	160.0	163.0
Repayments of senior unsecured credit facilities	(55.0)	(133.0)
Repurchases of common stock	(252.2)	(30.1)
Issuance costs related to senior unsecured credit facilities	-	(2.5)
Repayment of finance lease obligation and other debt, net	(0.1)	(0.1)
Dividends paid	(37.2)	(31.7)
Activity under stock plans	(3.3)	4.7
Net cash used for financing activities	(187.8)	(29.7)
Effect of exchange rate changes on cash and cash equivalents	0.1	(1.1)
Net decrease in cash and cash equivalents	(128.8)	(14.3)
Cash and cash equivalents at beginning of period	227.0	112.0
Cash and cash equivalents at end of period	$98.2	$97.7

Supplemental data:
Free Cash Flow (a)+(b)	$58.9	$3.7
Accrual basis additions to property, plant and equipment	$59.6	$88.7

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2024 and 2023				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$295.9	$251.9	17.5	$1.0	$252.9	17.0
Space & Defense	128.2	128.8	(0.5)	0.5	129.3	(0.9)
Industrial	32.4	38.8	(16.5)	0.4	39.2	(17.3)
Consolidated Total	$456.5	$419.5	8.8	$1.9	$421.4	8.3

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	64.8	60.0			60.0
Space & Defense	28.1	30.7			30.7
Industrial	7.1	9.3			9.3
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2024 and 2023				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$915.9	$800.7	14.4	$0.3	$801.0	14.3
Space & Defense	406.2	392.5	3.5	0.3	392.8	3.4
Industrial	107.1	138.3	(22.6)	0.5	138.8	(22.8)
Consolidated Total	$1,429.2	$1,331.5	7.3	$1.1	$1,332.6	7.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	64.1	60.1			60.1
Space & Defense	28.4	29.5			29.5
Industrial	7.5	10.4			10.4
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2023 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2024 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2024
Net sales to external customers	$367.6	$88.9	$-	$456.5
Intersegment sales	22.6	0.1	(22.7)	-
Total sales	390.2	89.0	(22.7)	456.5

Other operating expense	0.2	0.2	-	0.4
Operating income (loss)	56.3	10.0	(13.8)	52.5
% Operating margin	14.4%	11.2%		11.5%

Depreciation and amortization	27.3	3.7	-	31.0
Stock-based compensation expense	0.8	0.2	1.9	2.9
Accrual based additions to capital expenditures	16.0	2.5	-	18.5

Third Quarter 2023
Net sales to external customers	$340.5	$79.0	$-	$419.5
Intersegment sales	16.2	0.2	(16.4)	-
Total sales	356.7	79.2	(16.4)	419.5

Other operating income	(0.8)	-	-	(0.8)
Operating income (loss)	43.7	6.2	(6.3)	43.6
% Operating margin	12.3%	7.8%		10.4%

Depreciation and amortization	27.8	3.7	-	31.5
Stock-based compensation expense	1.0	0.3	1.3	2.6
Accrual based additions to capital expenditures	15.6	2.6	-	18.2

First Nine Months 2024
Net sales to external customers	$1,155.7	$273.5	$-	$1,429.2
Intersegment sales	69.8	1.0	(70.8)	-
Total sales	1,225.5	274.5	(70.8)	1,429.2

Other operating expense	1.0	0.8	-	1.8
Operating income (loss)	194.3	35.9	(53.0)	177.2
% Operating margin	15.9%	13.1%		12.4%

Depreciation and amortization	81.8	11.2	-	93.0
Stock-based compensation expense	5.0	1.3	13.0	19.3
Accrual based additions to capital expenditures	51.3	8.3	-	59.6

First Nine Months 2023
Net sales to external customers	$1,097.2	$234.3	$-	$1,331.5
Intersegment sales	54.0	1.7	(55.7)	-
Total sales	1,151.2	236.0	(55.7)	1,331.5

Other operating (income) expense	(0.3)	0.2	-	(0.1)
Operating income (loss)	181.1	25.0	(38.4)	167.7
% Operating margin	15.7%	10.6%		12.6%

Depreciation and amortization	82.5	10.7	-	93.2
Stock-based compensation expense	5.2	1.4	11.7	18.3
Accrual based additions to capital expenditures	41.6	47.1	-	88.7

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
GAAP operating income	$52.5	$43.6	$177.2	$167.7
Other operating expense (income) (a)	0.4	(0.8)	1.8	(0.1)
Non-GAAP operating income	$52.9	$42.8	$179.0	$167.6

	Unaudited
	Quarters Ended September 30,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$39.8	$0.49	$38.7	$0.45
Other operating expense (income), net of tax (a)	0.3	-	(0.6)	(0.01)
Tax benefit (b)	(1.8)	(0.02)	(5.6)	(0.06)
Non-GAAP	$38.3	$0.47	$32.5	$0.38

	Unaudited
	Nine Months Ended September 30,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$126.3	$1.52	$123.9	$1.45
Other operating expense (income), net of tax (a)	1.4	0.01	(0.1)	-
Tax benefit (b)	(1.8)	(0.02)	(5.6)	(0.07)
Non-GAAP	$125.9	$1.51	$118.2	$1.38

	Unaudited
	Nine Months Ended September 30,
(In millions)	2024	2023
Net cash provided by operating activities	$127.3	$98.1
Less: Capital expenditures	(68.4)	(94.4)
Free cash flow (non-GAAP)	$58.9	$3.7
(a)
The quarter and nine months ended September 30, 2024 included restructuring costs. The quarter and nine months ended September 30, 2023 included the net gain of $0.8 million from the sale of the facility in Windsor, Colorado and restructuring costs.
(b)
The quarter and nine months ended September 30, 2023 included a discrete tax benefit of $5.6 million, primarily related to adjustments to our provision based on the finalization of prior year tax returns.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2024	2023	2023

Current portion finance lease	$0.1	$0.1	$0.1
Total current debt	0.1	0.1	0.1

Senior unsecured credit facility	105.0	-	55.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.5)	(0.7)	(0.7)
Senior notes deferred financing costs	(1.1)	(1.6)	(1.7)
Other debt	1.7	1.7	1.5
Total long-term debt	805.1	699.4	754.1
Total Debt	805.2	699.5	754.2
Less: Cash and cash equivalents	(98.2)	(227.0)	(97.7)
Total debt, net of cash	$707.0	$472.5	$656.5